Exhibit 99.1

Pattern Energy and PSP Investments Acquire 147 MW Mont Sainte-Marguerite Wind Facility in Québec

Montréal, Québec, August 14, 2018 - Pattern Energy Group Inc. (NASDAQ and TSX: PEGI) (“Pattern Energy” or the “Company”) and the Public Sector Pension Investment Board (“PSP Investments”) today announced the acquisition of the 147 megawatt (MW) Mont Sainte-Marguerite Wind power facility from Pattern Energy Group LP (“Pattern Development 1.0”). Mont Sainte-Marguerite Wind is located approximately 50 kilometers south of Québec City, in the Chaudière-Appalaches region.

Mont Sainte-Marguerite Wind is fully operational and has been jointly acquired pursuant to a prior-agreed purchase-and-sale agreement. Pattern Energy acquired a 51% interest in Mont Sainte-Marguerite for a total investment of approximately US$40 million, which represents a CAFD multiple of 10x of the five-year average CAFD1, and was funded using available liquidity. PSP Investments acquired a 49% interest in Mont Sainte-Marguerite. Pattern Energy will operate the facility.

“Mont Sainte-Marguerite Wind is an ideal investment from any angle, including everything from its long-term potential, to its locally sourced construction and positive local impact,” said Patrick Samson, Managing Director and Head of Infrastructure Investments, PSP Investments. “We are proud to once again partner with Pattern Energy, to support its continued growth and its ability to increasingly provide renewable energy to clients throughout the world.”

“This is our first wind power facility in Québec and our third project under the joint venture agreement with PSP Investments, underscoring the strategic value of our partnership,” said Mike Garland, CEO of Pattern Energy. “With strong CAFD contributions and a 25-year PPA, Mont Sainte-Marguerite is a fantastic addition to our growing portfolio that expands our Canadian footprint and further diversifies our portfolio. We now have a total of seven operational wind facilities across Canada with a total capacity to power more than 450,000 Canadian homes each year.”

The Mont Sainte-Marguerite Wind facility operates under a 25-year power purchase agreement (PPA) with Hydro-Québec Distribution. Mont Sainte-Marguerite Wind facility is expected to generate enough power for approximately 28,000 Québec homes annually, according to power use statistics from Hydro-Québec. The facility site, located on one of the higher elevations in Southern Québec, has one of the strongest wind resources in the region.

Mont Sainte-Marguerite Wind

The facility is utilizing 46 Siemens Gamesa 3.2 MW direct drive wind turbines with components made in Canada, including the turbine hubs and towers, which were built in Québec, leveraging the highly-skilled labor force and manufacturing facilities in the province. The turbine hubs were provided by Québec-based Group FabDelta. The turbine blades were manufactured in Ontario and the towers were manufactured by Marmen at the company’s facility in Matane, Québec.

More than 350 skilled workers were employed on site at the peak of construction activity and Mont Sainte-Marguerite Wind has approximately 10 permanent employees for ongoing operations and maintenance, in addition to utilizing a number of local contractors.

Mont Sainte-Marguerite Wind is bringing strong economic benefits to the local community, including more than $775,000 annually to our community partners, the municipalities of Sacré-Coeur-de-Jésus, Saint-Sylvestre and Saint-Séverin, which are stakeholders in the facility and were active participants in its development.

About PSP Investments
The Public Sector Pension Investment Board (PSP Investments) is one of Canada's largest pension investment managers with $153 billion of net assets as of March 31, 2018. It manages a diversified global portfolio composed of investments in public financial markets, private equity, real estate, infrastructure, natural resources and private debt. Established in 1999, PSP Investments manages net contributions to the pension funds of the federal Public Service, the Canadian Forces, the Royal Canadian Mounted Police and the Reserve Force. Headquartered in Ottawa, PSP Investments has its principal business office in Montréal and offices in New York and London. For more information, visit investpsp.com or follow us on Twitter and LinkedIn.

About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 24 wind and solar power facilities, including one project it has agreed to sell, with a total owned interest of 2,861 MW in the United States, Canada and Japan that use proven, best-in-class technology. Pattern Energy's wind and solar power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the five-year average annual purchase price multiple of cash available for distribution contribution from Mont-Sainte-Marguerite Wind, the long-term potential of such wind facility and local impact, the number of homes the Company’s operational wind facilities in Canada have the capacity to power, the ability to execute additional wind facilities on the identified ROFO list, the economic benefits the wind facility will bring to community partners, and the number of homes in Quebec the facility can power. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

1)
This forward looking measure of five-year average annual purchase price multiple of cash available for distribution (CAFD) contribution from the Mont Sainte-Marguerite Wind facility is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found on page 62 of Pattern Energy’s 2017 Annual Report on Form 10-K.

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Contacts:

Matt Dallas
Pattern Energy
917-363-1333
matt.dallas@patternenergy.com

Verena Garofalo
PSP Investments
514-218-3795
media@investpsp.com